Exhibit 99.2
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
OCTOBER 10, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION DISCLOSES CEO’S
INVOLUNTARY SALE OF COMMON STOCK

OKLAHOMA CITY, OKLAHOMA, OCTOBER 10, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today disclosed that its Chief Executive Officer, Aubrey K. McClendon, involuntarily sold substantially all of his shares of Chesapeake common stock over the past three days in order to meet margin loan calls.

Management Comments

Mr. McClendon commented, “I am very disappointed to have been required to sell substantially all of my shares of Chesapeake.  These involuntary and unexpected sales were precipitated by the extraordinary circumstances of the worldwide financial crisis.  In no way do these sales reflect my view of the company’s financial position or my view of Chesapeake’s future performance potential.  I have been the company’s largest individual shareholder for the past three years and frequently purchased additional shares of stock on margin as an expression of my complete confidence in the value of the company’s strategy and assets.  My confidence in Chesapeake remains undiminished, and I look forward to rebuilding my ownership position in the company in the months and years ahead.”

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Haynesville Shale, Fayetteville Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States.  Further information is available at www.chk.com.